SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 5)


                         First Federal Bancorp, Inc.
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                              (Name of Issuer)


                                Common Stock
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                       (Title of Class of Securities)


                                 319966 10 7
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                               (CUSIP Number)


                              December 31, 2002
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           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ]    Rule 13d-1(b)
      [ ]    Rule 13d-1(c)
      [x]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 319966 10 7                  13G

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1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ward D. Coffman, III
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a) [ ]
      (b) [ ]
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3     SEC USE ONLY



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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                           5     SOLE VOTING POWER
NUMBER OF
SHARES                           180,320
BENEFICIALLY               -------------------------------------------------
OWNED                      6     SHARED VOTING POWER
BY EACH
REPORTING PERSON                 14,000
WITH                       -------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 180,320
                           -------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 14,000
                           -------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      194,320
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9%
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12    TYPE OF REPORTING PERSON*

      IN
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Item 1(a).     Name of Issuer:

               First Federal Bancorp, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               505 Market Street
               Zanesville, Ohio 43701

Item 2(a).     Name of Person Filing:

               Ward D. Coffman, III

Item 2(b).     Address of Principal Business Office or, if none,
               Residence:

               604 Main Street
               Zanesville, Ohio 43701

Item 2(c).     Citizenship:

               United States

Item 2(d).     Title and Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number

               319966 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)    [ ]    Broker or Dealer registered under Section 15 of
                             the Act (15 U.S.C. 78o).

               (b)    [ ]    Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

               (c)    [ ]    Insurance Company as defined in section
                             3(a)(19) of the Act (15 U.S.C. 78c).

               (d)    [ ]    Investment Company registered under section 8
                             of the Investment Company Act of 1940 (15
                             U.S.C. 80a-8).

               (e)    [ ]    An investment adviser in accordance with
                             [SECTION] 240.13d-1(b)(1)(ii)(E).

               (f)    [ ]    An employee benefit plan or endowment fund in
                             accordance with [SECTION] 240.13d-
                             1(b)(1)(ii)(F).

               (g)    [ ]    A parent holding company or control person in
                             accordance with [SECTION] 240.13d-
                             1(b)(1)(ii)(G).

               (h)    [ ]    A savings association as defined in Section
                             13(b) of the Federal Deposit Insurance Act (12
                             U.S.C. 1813).

               (i)    [ ]    A church plan that is excluded from the
                             definition of an investment company under
                             Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)    [ ]    A group, in accordance with [SECTION] 240.13d-
                             1(b)(1)(ii)(J).

Item 4.        Ownership:

               (a)    Amount Beneficially Owned:

                      194,320

               (b)    Percent of Class:

                      5.9%

               (c)    Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:
                             180,320

                      (ii)   shared power to vote or to direct the vote:
                             14,000

                      (iii) sole power to dispose or to direct the disposition of: 180,320

                      (iv) shared power to dispose or to direct the disposition of: 14,000

Item 5.        Ownership of Five Percent or Less of a Class:

               Inapplicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another
               Person:

               Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Inapplicable

Item 8.        Identification and Classification of Members of the Group:

               Inapplicable

Item 9.        Notice of Dissolution of Group:

               Inapplicable

Item 10.       Certification:

                     By signing below, I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/7/03                                 /s/ Ward D. Coffman, III
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Date                                   Ward D. Coffman, III